Exhibit 99.1

Kimco Realty Announces First Quarter 2013 Results - FFO Increases 6.5 Percent Per Share; Strong Same-Property NOI Growth of 4.0 Percent - Highest Quarterly Increase Since 2007

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--May 1, 2013--Kimco Realty Corp. (NYSE: KIM) today reported results for the first quarter ended March 31, 2013.

Highlights for the First Quarter 2013 and Subsequent Activity

  Reported funds from operations (“FFO”) of $0.33 per diluted share for the first quarter 2013, representing an increase of 6.5 percent over the same period in 2012;
  FFO as adjusted was $0.32 per diluted share for the first quarter 2013, compared to $0.31 per diluted share for the same period in 2012;
  Combined same-property net operating income (“NOI”) increased 4.0 percent from the first quarter 2012, representing the twelfth consecutive quarter with a positive increase;
  Recognized 13.5 percent positive spread on new U.S. leases signed during the quarter;
  Signed 693 new leases, renewals and options during the quarter totaling 3.7 million square feet;
  Completed the funding of Kimco’s 15 percent interest in the consortium that acquired five grocery banners from SUPERVALU Inc. (NYSE: SVU), as well as a minority interest in the outstanding common shares of SVU; and
  Executed a purchase and sales agreement for the sale of a nine-property Mexican shopping center portfolio for a gross sales price of approximately US$271 million.

Financial Results

Net income available to common shareholders for the first quarter of 2013 was $53.2 million, or $0.13 per diluted share, compared to $38.1 million, or $0.09 per diluted share, for the first quarter of 2012.

FFO, a widely accepted supplemental measure of REIT performance, was $134.9 million, or $0.33 per diluted share, for the first quarter of 2013, compared to $126.2 million, or $0.31 per diluted share, for the first quarter of 2012.

FFO as adjusted, which excludes the effects of non-operating impairments and transactional income and expenses, was $132.2 million, or $0.32 per diluted share, for the first quarter of 2013, compared to $125.9 million, or $0.31 per diluted share, for the first quarter of 2012.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Shopping Center Operating Results

First quarter 2013 shopping center portfolio operating results:

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Pro-rata occupancy was 93.6 percent, an increase of 70 basis points over the first quarter of 2012;
  Combined same-property NOI increased 4.0 percent over the first quarter of 2012; and
  Total leases executed in the combined portfolio: 693 new leases, renewals and options totaling 3.7 million square feet.

The combined same-property NOI increase of 4.0 percent represents twelve consecutive quarters of positive same-property NOI, and the highest quarterly increase since the fourth quarter of 2007. Kimco reports same-property NOI on a cash-basis, excluding lease termination fees, and including charges for bad debts.

U.S. Shopping Center Portfolio

  Pro-rata occupancy was 93.7 percent, an increase of 90 basis points over the first quarter of 2012;
  U.S. same-property NOI increased 3.7 percent during the first quarter of 2013, compared to the same period in 2012; and
  Pro-rata U.S. cash-basis leasing spreads increased 3.8 percent; new leases increased 13.5 percent, and renewals/options increased 2.7 percent.

In addition, the U.S. shopping center portfolio’s pro-rata occupancy for small shop space (defined as space of less than 10,000 square feet) was 84.0 percent, an increase of 170 basis points from the first quarter of 2012.

Investment Activity

Acquisitions:

As previously announced, during the first quarter of 2013, Kimco acquired or increased its equity interests in eight retail properties totaling 1.5 million square feet for approximately $221 million. First quarter acquisition activity includes:

  Purchased four properties that were either adjacent or in close proximity to an existing Kimco shopping center and are supported by an average household income of $121,000 within a three-mile radius, for a total purchase price of $76.0 million.
  Acquired from existing joint venture partners the remaining interest in three shopping centers that are 97.5 percent occupied for a gross purchase price of $144.9 million.
  Converted a Canadian retail preferred equity investment into a pari passu joint venture. Kimco holds a 55.5 percent interest in this 429,000 square foot shopping center.

Also in the first quarter of 2013, Kimco increased its ownership interest in the Kimco Income Fund (KIF) joint venture portfolio from 15.2 percent to 29.8 percent through the acquisition of a minority partner’s interest for $19.9 million.

Dispositions:

As previously announced, Kimco sold two shopping centers, totaling 292,000 square feet, for a gross sales price of $10.3 million during the first quarter. Currently, the company has 14 U.S. retail properties in contract negotiations for approximately $111 million. Since Kimco’s Investor Day in September 2010, the company has disposed of 110 properties, comprising 11.1 million square feet, for $835.6 million, including $194.1 million of mortgage debt. The company’s share of the proceeds from these sales was $514.5 million.

Also during the first quarter, the company sold a non-retail urban property located in Bronx, N.Y., for $3.6 million. In addition, Kimco anticipates completing the sale of the InTown Suites extended-stay portfolio and two New York City non-retail urban properties that are under contract during the second quarter of 2013. These transactions are expected to generate proceeds to the company of approximately $137 million.

Subsequent to the end of the first quarter of 2013, a purchase and sales agreement was executed for the sale of a portfolio of nine Mexican shopping centers to a local real estate operator for a gross sales price of 3.35 billion Mexican pesos (US$271 million), including mortgage debt of 574 million Mexican pesos (US$46 million). Kimco holds a 47.6 percent interest in this portfolio, which totals 2.6 million square feet and is approximately 91 percent occupied.

SUPERVALU:

As previously announced, Kimco, through wholly owned subsidiaries, invested a total of approximately $71 million for its 15 percent interest in a consortium that is participating in two previously announced transactions with SUPERVALU Inc. The company invested $37 million toward the acquisition of the Albertsons, Shaw’s, Jewel-Osco, Acme and Star Market banners from SUPERVALU Inc., comprising 877 grocery locations for $3.3 billion. In addition, as part of a tender offer, Kimco funded approximately $34 million for 8.2 million common shares of SUPERVALU Inc. (NYSE: SVU), priced at $4 per share which compares favorably to the current market price.

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.21 per common share, payable on July 15, 2013, to shareholders of record on July 3, 2013, representing an ex-dividend date of July 1, 2013.

The board of directors also declared quarterly dividends for the company’s preferred shares as follows:

  For the Class H depositary shares, each representing 1/100 of a share of 6.90 percent Class H cumulative redeemable preferred shares, a quarterly dividend of $0.43125 per preferred depositary share will be paid on July 15, 2013, to shareholders of record on July 2, 2013, representing an ex-dividend date of June 28, 2013;

  For the Class I depositary shares, each representing 1/1000 of a share of 6.00 percent Class I cumulative redeemable preferred shares, a quarterly dividend of $0.37500 per preferred depositary share will be paid on July 15, 2013, to shareholders of record on July 2, 2013, representing an ex-dividend date of June 28, 2013.
  For the Class J depositary shares, each representing 1/1000 of a share of 5.50 percent Class J cumulative redeemable preferred shares, a quarterly dividend of $0.34375 per preferred depositary share will be paid on July 15, 2013, to shareholders of record on July 2, 2013, representing an ex-dividend date of June 28, 2013.
  For the Class K depositary shares, each representing 1/1000 of a share of 5.625 percent Class K cumulative redeemable preferred shares, a quarterly dividend of $0.35156 per preferred depositary share will be paid on July 15, 2013, to shareholders of record on July 2, 2013, representing an ex-dividend date of June 28, 2013.

2013 Revised Guidance

The company’s 2013 full-year guidance range for FFO as adjusted, which does not include any estimate for transactional activities or non-operating impairments, has been increased by raising the low end of the guidance range. In addition, Kimco has increased its 2013 guidance range for the combined same-property NOI. Kimco’s 2013 revised guidance is as follows:

	Revised Guidance	Previous Guidance
FFO as adjusted per diluted share:	$1.29 - $1.33	$1.28 - $1.33
Combined portfolio occupancy:	+50 to +75 basis points	+50 to +75 basis points
Combined same-property NOI:	+2.75 to +3.75 percent	+2.5 to +3.5 percent

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, May 2, 2013, at 10:00 a.m. EDT. The call will include a review of the company’s first quarter 2013 results, as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 2655185).

A replay will be available through 9:00 a.m. EDT on June 3, 2013, by dialing 1-877-344-7529 (Passcode: 10026626). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of March 31, 2013, the company owned interests in 895 shopping centers comprising 131 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) risks related to our international operations, (viii) the availability of suitable acquisition and disposition opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to our joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission (SEC) filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2012. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2012, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended
	March 31,
	2013		2012
Revenues
Revenues from rental properties	$232,785		$214,564
Management and other fee income	8,393		9,425
Total revenues	241,178		223,989

Operating expenses
Rent	3,325		3,263
Real estate taxes	29,855		28,152
Operating and maintenance	28,849		26,415
General and administrative expenses	34,119		34,414
Provision for doubtful accounts	1,960		3,097
Impairment charges	3,198		233
Depreciation and amortization	62,738		59,556
Total operating expenses	164,044		155,130

Operating income	77,134		68,859

Other income/(expense)
Mortgage financing income	986		2,007
Interest, dividends and other investment income	2,663		164
Other expense, net	(3,485)		(3,597)
Interest expense	(53,624)		(57,283)
Income from other real estate investments	403		727

Income from continuing operations before income taxes, equity in income of joint ventures, gains on change in control of interests and equity in income from other real estate investments	24,077		10,877

Provision for income taxes, net	(15,133)		(4,054)
Equity in income of joint ventures, net	24,111		34,738
Gains on change in control of interests	23,170		2,008
Equity in income of other real estate investments, net	11,163		11,027

Income from continuing operations	67,388		54,596

Discontinued operations
Income from discontinued operating properties, net of tax	115		1,497
Impairment/loss on operating properties sold, net of tax	(31)		(8,924)
Gain on disposition of operating properties	2,496		11,979
Income from discontinued operations	2,580		4,552

Gain on sale of operating properties, net of tax (1)	540		-

Net income	70,508		59,148

Net income attributable to noncontrolling interests (3)	(2,738)		(5,510)

Net income attributable to the Company	67,770		53,638

Preferred stock dividends	(14,573)		(15,574)

Net income available to the Company's common shareholders	$53,197		$38,064

Per common share:
Income from continuing operations: (3)
Basic	$0.12		$0.09
Diluted	$0.12	(2)	$0.09	(2)
Net income: (4)
Basic	$0.13		$0.09
Diluted	$0.13	(2)	$0.09	(2)

Weighted average shares:
Basic	406,662		406,272
Diluted	407,666		407,279
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore has not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($2,750) and ($3,269) for the quarters ended March 31, 2013 and 2012, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $390 and $338 for the quarters ended March 31, 2013 and 2012, respectively.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	March 31,	December 31,
	2013	2012
Assets:
Operating real estate, net of accumulated depreciation of $1,801,679 and $1,745,462, respectively	$7,307,210	$7,104,562
Investments and advances in real estate joint ventures	1,442,240	1,428,155
Real estate under development	97,260	97,263
Other real estate investments	334,082	317,557
Mortgages and other financing receivables	72,361	70,704
Cash and cash equivalents	166,894	141,875
Marketable securities	76,786	36,541
Accounts and notes receivable	164,510	171,540
Other assets	400,492	383,037
Total assets	$10,061,835	$9,751,234

Liabilities:
Notes payable	$3,337,420	$3,192,127
Mortgages payable	1,113,653	1,003,190
Dividends payable	99,156	96,518
Other liabilities	469,494	445,843
Total liabilities	5,019,723	4,737,678
Redeemable noncontrolling interests	86,324	81,076

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,961,200 shares
102,000 shares issued and outstanding (in series)
Aggregate liquidation preference $975,000	102	102
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 408,622,972 and 407,782,102 shares, respectively	4,086	4,078
Paid-in capital	5,667,845	5,651,170
Cumulative distributions in excess of net income	(856,620)	(824,008)
Accumulated other comprehensive income	(27,678)	(66,182)
Total stockholders' equity	4,787,735	4,765,160
Noncontrolling interests	168,053	167,320
Total equity	4,955,788	4,932,480
Total liabilities and equity	$10,061,835	$9,751,234

Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations ("FFO")
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2013		2012
Net income available to common shareholders	$53,197		$38,064
Gain on disposition of operating property, net of tax and noncontrolling interests	(3,036)		(9,390)
Gain on disposition of joint venture operating properties, net of tax	(13,303)		(10,424)
Depreciation and amortization - real estate related	60,784		63,664
Depr. and amort. - real estate joint ventures, net of noncontrolling interests	32,961		34,042
Impairments of operating properties, net of tax and noncontrolling interests	4,276		10,293
Funds from operations	134,879		126,249
Transactional income, net	(2,699)		(361)
Funds from operations as adjusted	$132,180		$125,888

Weighted average shares outstanding for FFO calculations:
Basic	406,662		406,272
Units	1,524		1,531
Dilutive effect of equity awards	2,668		2,378
Diluted	410,854	(1)	410,181	(1)

FFO per common share - basic	$0.33		$0.31
FFO per common share - diluted	$0.33	(1)	$0.31	(1)
FFO as adjusted per common share - diluted	$0.32	(1)	$0.31	(1)
(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period, which would have a dilutive effect on FFO. FFO would be increased by $640 and $525 for the three months ended March 31, 2013 and 2012, respectively. The impact of the conversion of other units would have an anti-dilutive effect on FFO and therefore has not been included.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Projected Diluted Net Income per Common Share
to Projected Diluted Funds From Operations ("FFO") per Common Share
(unaudited)

	Projected Range
	Full Year 2013
	Low	High
Projected diluted net income available to common shareholder per share	$0.42	$0.46

Projected depreciation & amortization	0.61	0.63

Projected depreciation & amortization real estate joint ventures, net of noncontrolling interests	0.30	0.32

Gain on disposition of operating properties	(0.01)	(0.03)

Gain on disposition of joint venture operating properties, net of noncontrolling interests	(0.03)	(0.05)

Impairments of operating properties, net of tax and noncontrolling interests	0.01	0.01

Projected FFO per diluted common share	$1.30	$1.34

Transactional income, net	(0.01)	(0.01)

Projected FFO, as adjusted per diluted common share	$1.29	$1.33

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications